NEWS RELEASE

FOR MORE INFORMATION CONTACT:	Hal Brown	Michael A. Reynolds
	CEO	Executive Vice President/CFO
	541 686-8685	541 686-8685

http://www.therightbank.com
E-mail: banking@therightbank.com

FOR IMMEDIATE RELEASE

PACIFIC CONTINENTAL REPORTS SECOND QUARTER 2007 RESULTS
Bank Maintains Strong Net Interest Margin with Solid Core Deposit and High Quality Loan Growth

EUGENE, OR, July 18, 2007 ---Pacific Continental Corporation (NASDAQ: PCBK), the bank holding company for Pacific Continental Bank, today reported financial results for the second quarter and six months ended June 30, 2007.

Net income for the second quarter 2007 was $3.21 million, a 0.7% increase from 2006 second quarter net income of $3.19 million.  Earnings per diluted share were $0.27 for the second quarter 2007, the same as was reported for the prior year second quarter.  All outstanding shares and per share data for the second quarter and year-to-date 2006 have been retroactively adjusted to reflect the 10% stock dividend distributed June 15, 2007.  Return on average assets, return on average equity, and return on average tangible equity for the second quarter 2007 were 1.42%, 12.66% and 16.48%, respectively, compared to 1.57%, 14.44% and 19.85%, respectively, for the comparable period of 2006.

During the second quarter 2007, the bank sold the assets of its Consumer Finance Division, which consisted primarily of $10.8 million in consumer and real estate loans.  The bank received a premium of $247 thousand for the assets of this division which was netted against $276 thousand in remaining goodwill resulting in a net charge of $29 thousand to non interest expense.

Operating revenue, which consists of net interest income plus noninterest income, was $11.9 million for the second quarter 2007, up 8.5% from the $11.0 million reported for the second quarter 2006.  Improvement in operating revenue was primarily the result of growth in average loans and core deposits of $83.6 million or 11.3% and $54.1 million or 10.4%, respectively.  Operating expenses for the second quarter 2007 were $6.5 million, up 14.2% from the $5.7 million reported for the second quarter 2006, reflecting investments made throughout 2006 in additional personnel in the bank’s Seattle and Portland operations.  On a linked-quarter basis, second quarter 2007 noninterest expense was up $155 thousand over first quarter 2007, but was $77 thousand under fourth quarter 2006 noninterest expense of $6.6 million, reflecting continuing success in cost control efforts.

At June 30, 2007, outstanding loans were $795.7 million, an increase of $26.5 million over outstanding loans of $769.2 million at December 31, 2006.  Excluding the sale of the Consumer Finance Division loans, outstanding loans grew by $18.6 million from those reported at the end of the first quarter 2007.  Core deposits at the end of the second quarter 2007 were $626.8 million, up $46.6 million from December 31, 2006, and up $55.5 million over the end of first quarter 2007.  Outstanding core deposits at June 30, 2007 contain a temporary deposit of approximately $25.0 million which, as expected, was withdrawn subsequent to the quarter end.  Excluding the temporary deposit, the bank experienced strong second quarter core deposit growth of approximately $30.5 million.  Pacific Continental’s management believes prospects for increased loan and deposit activity are good as new business opportunity pipelines are very strong in all three of the bank’s principal markets: Seattle, Portland and Lane County.

“Overall, given this challenging and highly competitive operating environment, we are pleased with our top line growth, particularly our ability to increase net loans and attract core deposit relationships.  We continue to efficiently execute our business plan, which provides us stable and sustainable funding, growth in loans, and strong net interest margins,” said Hal Brown, CEO of Pacific Continental Corporation.  “We are also pleased that our cost control and efficiency initiatives implemented during the first quarter 2007 have remained effective.  We continue to believe these efficiency initiatives combined with the excellent growth prospects and our ability to maintain strong interest margins will translate into improved earnings during the latter half of the year,” added Brown.

The bank’s net interest margin for the second quarter 2007 was 5.24%, down 7 basis points from the second quarter 2006 net interest margin of 5.31%, and up 1 basis point from first quarter 2007 net interest margin of 5.23%.  The sale of the Consumer Finance Division loans during the second quarter did accelerate the recognition of approximately $124 thousand in deferred loans fees, which added 6 basis points to the bank’s net interest margin in the quarter.  Excluding this contribution, the second quarter net interest margin was 5.18%.  The year-to-date June 30, 2007 net interest margin was 5.24%, down 4 basis points from the 5.28% reported for the same period last year.  The sale of the Consumer Finance Division loans positively impacted the year-to-date net interest margin by 3 basis points.  Looking forward, the bank generally experiences increased core deposit growth rates during the last six months of the year that traditionally stabilize or lower the bank’s cost of funds.  However, despite the expected margin improvement resulting from accelerated core deposit growth, current competitive pricing pressures will continue to impact the net interest margin.   Therefore, management currently expects the bank’s third quarter 2007 net interest margin to be flat or down slightly from that of the second quarter 2007.

The credit quality of the bank’s loan portfolio continues to be exceptional.  Nonperforming assets were $103 thousand, down $361 thousand from the end of the first quarter 2007, and represented just 0.01% of total assets.  For the second quarter 2007, the bank provided $125 thousand to the allowance for loan losses compared to $200 thousand for second quarter 2006.  On a linked quarter basis, the second quarter 2007 provision was $75 thousand less than first quarter 2007 and was primarily attributed to net loan growth. At June 30, 2007, the ratio of the allowance for loan losses to total loans was 1.08%, the same ratio as December 31, 2006.  In addition, at June 30, 2007, $171 thousand is reserved for unfunded loan commitments and is classified in other liabilities on the balance sheet.  Considering the high quality of the loan portfolio, management believes that the bank’s reserves are currently sufficient.  For the third quarter 2007, the provision for loan losses will be dependent upon loan growth.  Management currently expects the provision for loan losses to be moderately higher in the third quarter 2007 compared to the second quarter 2007.

Net income for the first six months of 2007 was $6.21 million, a 1.4% improvement compared to the $6.12 million reported for the comparable period of 2006.  Earnings per diluted share were $0.52 compared to $0.53 per diluted share for the six months of 2006.  Return on average assets for year-to-date June 30, 2007 and 2006 were 1.40% and 1.53%, respectively.  Year-to-date June 30, 2007 return on average book equity and return on average tangible equity were 12.47 % and 16.30%, respectively, compared to 14.22% and 19.70%, respectively, for the comparable period of 2006.

Second Quarter 2007 Highlights:
•	Declared and paid a 10% stock dividend;
•	Paid a $0.09 per share quarterly dividend, representing an annualized 20.9% increase over 2006 cash dividends;
•	Achieved second quarter loan and core deposit growth of $18.6 and $30.5 million (excluding a significant temporary deposit), respectively;
•	Maintained strong net interest margin relative to industry peers;
•	Effectively managed growth in noninterest expense on a linked quarter basis;
•	Through disciplined credit practices continued to report superior credit quality statistics.

Conference Call and Audio Webcast:
Pacific Continental Corporation is offering a live conference call and audio Webcast for interested parties relating to its second quarter 2007 results on Wednesday, July 18th at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time.  The Webcast will be available via the Internet at Pacific Continental’s Website (http://www.therightbank.com/).  To listen to the live audio Webcast, click on the Presentations link within the Investor Relations section on the Company’s home page.  Alternatively, interested listeners can listen to the conference call by calling (877) 244-9115, referencing “Pacific Continental second quarter earnings.”

The audio Webcast replay will be available within two hours following the live Webcast and archived for one year on the Pacific Continental Website. Any questions regarding the conference call presentation or Webcast should be directed to Michael Reynolds at (541) 686-8685.

About Pacific Continental Bank
Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through fourteen banking offices in Oregon and Washington. Pacific Continental is unique among Pacific Northwest community banks with offices in three of the northwest region's largest metropolitan areas including Seattle, Portland, and Eugene, establishing one of the most attractive metropolitan branch networks in the region. Pacific Continental targets the banking needs of community-based businesses, professional service providers, and nonprofit organizations; and provides private banking services for business owners and executives. Pacific Continental has rewarded its shareholders with consecutive cash dividends for twenty-three years.

Since its founding in 1972, Pacific Continental Bank has been honored with numerous awards from diverse business and community organizations. In 2007, Oregon Business magazine recognized Pacific Continental as the highest ranking financial institution to work for in the state; this follows the magazine’s 2004 ranking that listed Pacific Continental as the #1 Oregon company to work for within its size category. In 2003, the United Way of Lane County selected Pacific Continental as its "Outstanding Corporate Citizen." The Better Business Bureau of Oregon and Southwest Washington named Pacific Continental its 2002 "Business of the Year." Pacific Continental Corporation's shares are listed on the NASDAQ Global Market under the symbol "PCBK." Additional information about Pacific Continental and its services, including online and electronic banking, can be found at www.therightbank.com.

Pacific Continental Safe Harbor
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA").  Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: the concentration of loans of the company's banking subsidiary, particularly with respect to commercial and residential real estate lending; changes in the regulatory environment and increases in associated costs, particularly ongoing compliance expenses and resource allocation needs in response to the Sarbanes-Oxley Act and related rules and regulations; vendor quality and efficiency; employee recruitment and retention, specifically in the Bank's Portland and Seattle markets; the company's ability to control risks associated with rapidly changing technology both from an internal perspective as well as for external providers; increased competition among financial institutions; fluctuating interest rate environments; and similar matters.  Readers are cautioned not to place undue reliance on the forward-looking statements. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release.  Readers should carefully review any risk factors described in Pacific Continental’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents, including any Current Reports on Form 8-K furnished to or filed from time to time with the Securities Exchange Commission.  This statement is included for the express purpose of invoking PSLRA's safe harbor provisions.

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Pacific Continental Corporation
Consolidated Statements of Income
For the Six Months Ended
(Amounts in $ Thousands, except per share data)

	30-Jun-07	30-Jun-06
Interest income	$34,398	$29,167
Interest expense	$13,142	$9,911
Net interest income	$21,256	$19,256
Provision for loan losses	$325	$450
Noninterest income	$1,897	$2,013
Noninterest expense	$12,871	$11,093
Income before taxes	$9,957	$9,726
Taxes	$3,751	$3,606
Net income	$6,206	$6,120

Earnings per share
Basic (1)	$0.53	$0.54
Fully diluted (1)	$0.52	$0.53

Outstanding shares at period end (1)	11,835,380	11,595,034
Outstanding shares, year-to-date average (basic) (1)	11,787,923	11,498,354
Outstanding shares, year-to-date average (diluted) (1)	11,962,111	11,693,464

Consolidated Statements of Income
For the Quarters Ended
(Amounts in $ Thousands, except per share data)

	30-Jun-07	30-Jun-06
Interest income	$17,751	$15,165
Interest expense	$6,813	$5,269
Net interest income	$10,938	$9,896
Provision for loan losses	$125	$200
Noninterest income	$949	$1,056
Noninterest expense	$6,513	$5,704
Income before taxes	$5,249	$5,048
Taxes	$2,038	$1,860
Net income	$3,211	$3,188

Earnings per share
Basic (1)	$0.27	$0.27
Fully diluted (1)	$0.27	$0.27

Outstanding shares, quarter average (basic) (1)	11,814,931	11,577,926
Outstanding shares, quarter average (diluted) (1)	11,970,211	11,781,325

Pacific Continental Corporation
Financial Data and Ratios
(Amounts in $ Thousands, except for per share data)

	Year-to-date Ending		For Quarter Ending
Balance Sheet	30-Jun-07	30-Jun-06	30-Jun-07	30-Jun-06
Loans at period end	$795,746	$726,728
Real estate secured loans	$608,983	$564,420
Commercial loans	$174,665	$147,002
Other loans	$12,098	$15,306
Allowance for loan losses at period end	$8,595	$8,251
Allowance for unfunded loan commitments incl. in liabilities	$171	$151
Goodwill and core deposit intangible	$23,238	$24,090
Assets at period end	$906,665	$832,337
Deposits at period end	$699,402	$616,110
Noninterest-bearing deposits at period end	$172,145	$170,504
Core deposits at period end (2)	$626,809	$544,517
Stockholders' equity at period end (book)	$101,435	$89,128
Stockholders' equity at period end (tangible) (3)	$78,197	$65,038
Book value per share at period end	$8.57	$7.69
Tangible book value per share at period end (3)	$6.61	$5.61
Loans, average	$784,160	$700,582	$802,907	$713,273
Earning assets, average	$818,289	$735,368	$836,542	$747,393
Assets, average	$891,017	$804,776	$910,174	$816,508
Deposits, average	$641,270	$595,434	$648,230	$601,815
Noninterest-bearing deposits, average	$165,345	$158,145	$166,596	$161,821
Core deposits, average (2)	$571,902	$517,841	$574,940	$523,223
Stockholders' equity, average (book)	$100,366	$86,776	$101,709	$88,536
Stockholders' equity, average (tangible) (3)	$76,797	$62,635	$78,171	$64,420

Financial Performance
Return on average assets	1.40%	1.53%	1.42%	1.57%
Return on average equity (book)	12.47%	14.22%	12.66%	14.44%
Return on average equity (tangible) (3)	16.30%	19.70%	16.48%	19.85%
Net interest margin	5.24%	5.28%	5.24%	5.31%
Efficiency ratio (4)	55.59%	52.15%	54.79%	52.08%
Earnings per share
Basic	$0.53	$0.54	$0.27	$0.27
Fully diluted	$0.52	$0.53	$0.27	$0.27

Loan Quality
Loan charge offs	$43	$59	$19	$48
Loan recoveries	$(29)	$(67)	$(12)	$(10)
Net loan charge offs (recoveries)	$14	$(8)	$7	$38

Non-accrual loans	$103	$20
90-day past due	$0	$0
Gross nonperforming loans	$103	$20
Government guarantees on
non-accrual and 90-day past due	$0	$0
Net nonperforming loans	$103	$20

Foreclosed property	$0	$0
Nonperforming assets, net of govt. guarantees	$103	$20

Loan Quality Ratios
Net nonperforming loans to total loans	0.01%	0.00%
Nonperforming assets to total assets	0.01%	0.00%
Allowance for loan losses to net nonperforming loans	8321.42%	41255.00%
Annualized net loan charge offs to average loans	0.00%	0.00%
Allowance for loan losses to total loans	1.08%	1.14%

(1) All outstanding shares and per share data have been retroactively adjusted to reflect
10% stock dividend declared and paid during second quarter 2007.
(2) Core deposits include all demand, savings, and interest checking accounts, plus all local time deposits including local time deposits in excess of $100,000.
(3) Tangible equity excludes goodwill and core deposit intangible related to acquisitions.
(4) Efficiency ratio is noninterest expense divided by operating revenues. Operating revenues are net interest income plus noninterest income.